Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Integra LifeSciences Holdings Corporation of our report dated March 18, 2003, relating to the 2002 financial statements of J. Jamner Surgical Instruments, Inc., which appears in the Current Report on Form 8-K of Integra LifeSciences Holdings Corporation filed on March 25, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ WithumSmith+Brown, P.C.
New Brunswick, New Jersey
June 27, 2003